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                       FIRST EAGLE FUND OF AMERICA, INC.

                               SERVICES AGREEMENT


     This Agreement is made as of November 1, 1995, between Arnhold and S. Bleichroeder, Inc. ("A&SB"), a New York corporation, each registered investment company ("Fund Company") that has executed Schedule I, on its own behalf and on behalf of each of the series or classes of shares, if any, listed on Schedule I, as amended from time to time (such series or classes being referred to as the "Fund(s)") has executed this Agreement. In the event that there are no series or classes of shares listed on Schedule I, the term "Fund(s)" shall mean "Fund Company."

     WHEREAS the Fund Company wishes to have A&SB perform certain shareholder communication and other services for each Fund; and

     WHEREAS A&SB is willing to perform such services on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.   SERVICES

     A. During the term of this Agreement, A&SB shall perform the services set forth on Exhibit A hereto, as such exhibit may be amended from time to time by the mutual consent of the parties (the "Services").

     B. The parties acknowledge and agree that the Services under this Agreement are not the services of an underwriter or a principal underwriter of any Fund within the meaning of the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended.

2.   FEES

     For the Services, A&SB shall receive a fee (the "Fee") which shall be calculated and paid in accordance with Exhibit B hereto. Should Exhibit A be amended to revise the Services, the parties shall also amend Exhibit B, if necessary, in order to reflect any changes in the Fee.

3.   INDEMNIFICATION

     A. A&SB shall indemnify and hold harmless the Fund Company and their directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, liabilities and expenses (including reasonable attorney's fees) ("Losses") incurred by any of them arising out of A&SB's willful misfeasance, bad faith or gross negligence in the performance of,
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or failure to perform, its obligations under this Agreement, except to the extent such Losses result from the willful misconduct, negligence or breach of this Agreement by an Indemnified Party.

     B. No party shall be liable for any special, consequential or incidental damages.

4.   INFORMATION TO BE SUPPLIED

     The Funds shall provide to A&SB:

     (i) Certified resolutions of the Board of Directors of each Fund authorizing the Fund to enter into this Agreement; and

     (ii) A copy of the then-current prospectus and statement of additional information of each Fund and any amendments to or changes in the Fund's prospectus or statement of additional information as soon as practicable after such amendments or changes become available.

5.   NONEXCLUSIVITY

     Each Party acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

6.   ASSIGNABILITY

     This Agreement is not assignable by any party without the other parties' prior written consent and any attempted assignment in contravention hereof shall be null and void.

7.   EXHIBITS AND SCHEDULES

     All Exhibits and Schedules attached to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement.

8.   GOVERNING LAW

     This Agreement will be governed by the laws of the State of New York.

9.   COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

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10.  EFFECTIVENESS AND TERMINATION OF THE AGREEMENT

     A. This Agreement will become effective as to a Fund as of the later of (i) the date set forth on Schedule I opposite the name of the Fund or (ii) such later date as A&SB may in its discretion designate.

     B. This Agreement may be terminated as to a Fund by any party (i) upon 60 days' written notice to the other parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement by a duly authorized representative of the parties hereto.



                              ARNHOLD AND S. BLEICHROEDER, INC.

                              /s/ Henry H. Arnhold
                              -----------------------------------
                              By: Henry H. Arnhold, Co-Chairman



                              FIRST EAGLE FUND OF AMERICA, INC.

                              /s/ Harold J. Levy
                              -----------------------------------
                              By: Harold J. Levy, President


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                                                  EXHIBIT A

                                 SERVICES

     Respond to customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates and perform any other shareholder communication and liaison services.

     Coordinate custodial and transfer agency services.

     Monitor Fund compliance with state and federal requirements and the Fund's investment restrictions.


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                                                                      SCHEDULE I

     Fund Company hereby agrees to become a party to this Agreement, on its own behalf and on behalf of each fund listed on Schedule I hereto, as amended from time to time.

Fund                                         Date
----                                         ----








                              FIRST EAGLE FUND OF AMERICA, INC.


                              /s/ Harold J. Levy
                              ---------------------------------------
                              By: Harold J. Levy, President






Accepted by Arnhold and S. Bleichroeder, Inc.



/s/ Henry H. Arnhold
---------------------------------------------
By: Henry H. Arnhold, Co-Chairman


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                                                                      EXHIBIT B

                               CALCULATION OF FEE

     The fee paid for the services provided shall be .25% per annum of the average daily net asset value of the Fund, payable quarterly.